Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 13, 2017

Enbridge Inc.,

200, 425 — 1st Street S.W.,

Calgary, Alberta,

Canada T2P 3L8.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $4,900,000,000 aggregate amount of securities that may include debt securities (the “Debt Securities”) of Enbridge Inc., a corporation organized under the laws of Canada (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the registration statement (the “Registration Statement”) has become effective under the Act, the indenture relating to the Debt Securities has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the indenture relating to the Debt Securities (the “Applicable Indenture”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Applicable Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment.  In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the statutory laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under the laws of Canada, that each Applicable Indenture was or will be duly authorized, executed and delivered by the Company insofar as the laws of Canada are concerned and that all corporate action by the Company related to the Debt Securities was or will be duly authorized as a matter of Canadian law.  Also, we have assumed that the Applicable Indentures have been or will be duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified. We hereby consent to this filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP